                           SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-12

                       Suburban Lodges of America, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              Raymond A.D. French
                                Paul R. Coulson
                       Sharwell Securities Trading Ltd.
                               Kappa Alpha Ltd.
                         Hibernian Investment Managers
                      Yeoman International Holdings S.A.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number or class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                             Raymond A.D. French
                             350 West 50th Street
                              New York, NY 10019

                                                                     May 4, 2001

Dear Suburban Lodges Shareholder:

        Paul Coulson and I are running for the board of Suburban Lodges at the May 17 shareholders meeting against two incumbent directors who are supported by management.

        As large investors in Suburban Lodges, we are dissatisfied with the Company's performance. We believe Suburban Lodges needs new independent directors to lead the effort to improve operating results and find opportunities to sell the Company or engage in other strategic transactions.

        This envelope contains:

        1. A Letter to Shareholders that describes our program for Suburban Lodges,

        2.  The proxy statement that we filed with the SEC, and

        3. A GOLD proxy card that you must date and sign in order to vote for us as directors.

        By the time you receive this letter, the shareholders meeting will be about a week away. We urge you to act promptly to be sure that your vote is counted.

        Please sign the enclosed GOLD proxy card, put it in the enclosed UPS envelope and send it back to us.

        YOU CAN VOTE FOR US EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO MANAGEMENT. THE LAST DATED PROXY IS THE ONE THAT COUNTS.

        If you have any questions, require assistance in voting your proxy or would like to fax in your vote, please call MacKenzie Partners, Inc. at (800) 322-2885 (TOLL FREE) or (212) 929-5500 (CALL COLLECT). Thank you for your support.


                                 Yours truly,

                                 Ray French

Non-Management Shareholders Respond to Krischer's Letter

 .   Since its IPO in 1996, Suburban Lodges' stock is down 60%.

 .   It has never paid any dividends.

 .   The current board of Directors has presided over the Company's capital allocation and strategic decisions during this entire period.

 .   We believe that our opponents are not independent because of their business relationships with the Company.

 .   It is now time to elect directors whose only interest in the Company is to increase the price of its stock.


May 4, 2001

Dear Fellow Non-management Shareholder,

    We (Ray French and Paul Coulson) are seeking your support in our effort to get elected to the board of directors of Suburban Lodges of America at the company's Annual Meeting on May 17. We believe that the result of this election will have a direct and long-lasting effect on the value of your shares.

    Like you, we are non-management shareholders. Our interests are exactly the same as yours--our single purpose in seeking these board seats is to increase the value of the shares for all shareholders. Our opponents have sat on the Suburban Lodges Board since the Company went public and are longtime business associates of its CEO, David Krischer. If they are reelected, we believe there is no reason to expect any change in the Company's policies.

    Management has already sent you a letter with a description of our candidacy that, in our opinion, is unbalanced and highly prejudicial. Therefore, we are writing to you now to set the record straight and explain why we believe a change is required in the Suburban Lodges Board.

    The driving force behind our candidacy is our dissatisfaction with the performance of the Suburban Lodges stock and the Company's operating results since it went public. During this time the Company has had only one director who we consider independent. Our opponents hold positions on the Audit and Compensation Committees that should go to independent directors. But in fact they or members of their family have close business relationships with the Company. That could make them beholden to Mr. Krischer and give them a conflict of interest in considering a sale of the Company that would take control away from Mr. Krischer.

    A Company that has performed as poorly as Suburban Lodges can not afford to have a Board of Directors dominated by insiders. In exploring a sale of the Company or other strategic transactions, it needs a majority of directors who only have shareholder interests at heart. That is what you can get by electing us to the Board.

How Has Suburban Lodges Performed under Current Management?

    The current board and management has presided over the Company's capital allocation and strategic direction decisions since the Company's IPO in 1996. Over this period eroding operating margins and rapidly growing corporate overhead have led to very low returns on equity that have taken a toll on the Company's stock./1/ In May 1996, Suburban Lodges of America did an initial public offering at $17 per share. In November 1996, the company did a second equity offering at $18.75 per share. In October 1997, the company did a third equity offering at $25.50 per share. Since these offerings, the stock has not paid any dividends or distributions. Yesterday, the stock traded at $6.75.

__________________
/1/ From 1997 through 2000 Suburban Lodges has never achieved, in any single year, a return on equity capital (ROE) above the average Yield available on 1-Year T-bills in each of those years. Between 1997-2000, the Company's ROE averaged 2.93%. In addition, the ROE of 2.53% generated by the Company in 2000, excluded approximately $8,000,000 of losses generated by HotelTools, an Internet startup whose capital requirements are entirely funded by loans from Suburban Lodges.

    We believe that the market is discounting the value of the Company's stock because of the track record of the Company's current management and board. Decisions made by the current board and management led to a loss of $10,440,000 on an interest-rate-lock gone wrong in 1998. Since early 2000, the same board has spent $10,192,000 of your equity capital on the HotelTools Internet startup. Did you invest in Suburban Lodges to have it fund an Internet startup?

What's wrong with the current board?

    The Company currently has five board members. The first two directors, Mr. Krischer and Mr. Berman, are both senior executives of the Company who receive extremely generous compensation as employees of the Company. Two other directors, Mr. Kuse and Mr. McGovern (our opponents in the upcoming proxy contest), and Mr. Kuse's son, Michael, have been long-time close business associates of Mr. Krischer and have had extensive dealings with the Company both before and after the Company's IPO. According to disclosures in the Company's SEC filings, Mr. McGovern and Mr. Kuse's son, Michael, or corporations they controlled, borrowed money from the Company or sold properties to the Company in every year from 1997 through 1999 and received total sales proceeds, including debt assumption, of over $9,000,000.

    Mr. Kuse and Mr. McGovern are the only directors serving on the board's Compensation Committee. For year 2000, they awarded Mr. Krischer, as CEO, a 116% increase in his cash bonus--a year in which Net Income, even excluding approximately $8,000,000 of losses at HotelTools, fell by 35%. In addition, Mr. Kuse and Mr. McGovern both serve on the board's Audit Committee. Under the NASDAQ rules, the Audit Committee is supposed to be comprised entirely of independent directors, and the Board is supposed to have determined that the members of the Audit Committee are free from any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Although Nasdaq has not adopted guidelines that deal with relationships like Mr. Kuse's and Mr. McGovern's, we believe that Mr. Kuse and Mr. McGovern do not have the requisite independence to serve on the Audit Committee.

    Shareholders should consider whether they are comfortable with these four directors together holding four out of five of the Company's board seats. Suburban Lodges recently rejected or decided not to pursue at least two opportunities to sell or merge the Company. Should these four directors, with their apparent conflicts of interest, be making these decisions for Suburban Lodges' shareholders? We believe that when there is a sharp decline in the market price of a public company stock over a number of years, shareholders should demand that the board have a majority of independent directors whose only interest is in maximizing the value of the Company's shares.

What is going on at HotelTools?

    At the end of the first quarter 2001, the Company's loan to the HotelTools Internet startup stood at $10,192,000 (at year-end 2000, there was a further $1,400,000 potential liability for Suburban Lodges in the form of a guarantee on an equipment lease for HotelTools). Even ignoring the equipment lease, the current size of the loan equates to $0.85 per Suburban Lodges share. This means that the personal share of this commitment for a shareholder, with say 10,000 shares, now stands at $8,472. If HotelTools fails, and if current management carry through their intention to pour up to an aggregate of $15,000,000 into HotelTools through year-end 2001, the total potential loss to Suburban Lodges' shareholders could amount to $1.25 per share.

    While Mr. Krischer first talks about finding an investor, and then talks about finding a buyer, the bleeding of cash continues at HotelTools. Making this even worse, is the fact that our equity has been ploughed into HotelTools with almost no disclosure about what all of this money has been spent on. The management proxy statement reveals that Mr. Krischer has options to purchase 250,000 shares of HotelTools stock and four other Suburban Lodges executives have options to purchase 50,000 shares each. In our opinion, these options create a serious conflict of interest for Mr. Krischer and his colleagues in deciding whether the Company should continue providing financial support to HotelTools.

    If elected we intend to take a very close look at what has been going on at HotelTools and advocate shutting it down promptly unless there is convincing evidence that a sale is feasible. You can rest assured that you will be kept informed of our findings. Shareholders should consider whether they can trust the current board to make the correct decisions about further funding for HotelTools if the sales process fails.

What is different about our Proposals for the Company?

 .   Interests aligned with the other non-management shareholders. Our interests are aligned completely with other non-management shareholders. Our only stake in this proxy contest is to make the Company's stock more valuable. Indeed, if you elect us, we will not accept any fees or other remuneration for serving on the Board.

 .   Reduce Corporate Expenses. If elected, we will work to turn the Company's performance around. Besides ending the HotelTools cash drain, we will seek to reduce the Company's large corporate overhead. The Company's corporate operating expenses have increased by 388% between 1997 and 2000. As an example, we believe it is completely inappropriate for a small hotel company with sub-par profitability to have its headquarters office located in one of the most expensive office towers in suburban Atlanta.

 .   Action not just talk in sale of the Company or asset sales. While management talks about realizing shareholder value through asset sales and talks about selling HotelTools, they have so far failed to do either. Early in 2000 Mr. Krischer told shareholders that he had a goal of achieving significant asset sales in 2000. The reality has fallen far short of this goal. In fact, proceeds from asset sales were a small fraction of the amount that was invested in HotelTools.

    We mean business and will do more than just talk. If elected we will insist on the board reviewing whether or not it is feasible to sell the Company in a transaction that would give stockholders a significant premium over the current market value of the stock. If no such transaction is possible, then a properly structured, fairly priced, program of asset sales should be undertaken. We believe that there should be asset sales made at appropriate prices and not on a fire sale basis. It is, however, equally important that the company sets reasonable price targets for its assets. If the targets are set too high, then no value will be realized.

    Mr. Krischer has claimed that if we pursue an aggressive program of asset sales, we will alienate franchisees--we disagree. We believe that some franchisees would be interested in buying hotels. We believe they would be happy with a board that wanted to sell hotels at realistic prices and we further believe that given their loyalty to the brand, that they would make excellent buyers. We will not, as the Company claims, engage in any fire sales of the Company's assets.

 .   Get value to shareholders without giving management a blocking position. We would distribute the asset sales proceeds to stockholders in a way that is both fair to all stockholders and tax-efficient. We do not rule out a stock repurchase program as one of the ways to distribute sales proceeds to stockholders. However, there is a danger in stock repurchases that must be avoided. Management, which already owns 30% of the Common Stock, is close to owning so much stock that it will become impossible, as a practical matter, to wage a successful proxy contest to elect directors opposed by management. If management does not participate as sellers in a stock repurchase program, every share that is bought by the Company increases management's percentage ownership of the Common Stock and brings management closer to a blocking position Therefore, we would closely scrutinize any proposed stock repurchase program to be sure that it would not have the effect of immunizing management against a change in control.

    Mr. Krischer has tried to convince you that his interests are aligned with yours by pointing out that he is the Company's largest shareholder and arguing that he benefits the most from actions that produce a higher stock price. That would be true if he were a seller who was planning to sell his shares along with the other stockholders. It is not true if he is a buyer who wants to use Company money to buy the shares at currently depressed prices and build a blocking position that would immunize current management against a change in control. No one but Mr. Krischer knows his true intentions; but given his conflicts of interest, we believe that stockholders need a majority of independent directors to make decisions about a sale of the Company and supervise any stock repurchase program.

Better Corporate Governance.

    The Company's management has not addressed any of our concerns regarding corporate governance. We will ensure that there are proper independent Audit and Remuneration Committees. We will also push to give shareholders a stronger voice in deciding the future of the Company through an elimination of the staggered board so as to give shareholders the right to elect the entire Board at every annual meeting.

 .   In its letter to shareholders of April 26th, management makes much mention of both the age of Ray French and the domicile of the investors which form the French Group. We believe that management is raising these points to distract you from the real issues in the proxy contest: the performance of Suburban Lodges management, the strategic choices facing the Company, and the conflicts of interest of the existing directors. Regardless of age, Ray French is an experienced real estate analyst and investor, and Paul Coulson is a prominent and well-respected member of the Irish business community who has an extensive range of corporate and real estate investment interests. The group of investors who have nominated Mr. Coulson and Mr. French includes a subsidiary of CGNU, one of the leading insurance companies in the world.


Shareholders have a very clear choice.

    We believe that shareholders are now faced with a very clear choice. If the management's nominees are elected, we think you can expect little to change at Suburban Lodges: in effect, a business-as-usual plan for the Company. For a view of what we believe this could mean for your shares in the future, look at a chart of the Company's share price over the last several years while the current board has presided.

    We offer an alternative that, we believe, would for the first time give the Company's board a majority of independent directors. As independent directors who neither receive salaries nor sell properties to the company, we will make our decisions based purely on what is best for all shareholders. We will demand that management treats your equity with the respect it deserves. We will insist that excessive overhead is reduced and that the bleeding of cash at HotelTools is halted. We will push for all shareholders to share in the proceeds from any asset sales, and will oppose using such funds to fund a stock repurchase program that unfairly benefits the largest shareholder, current management. If you elect us, Ray French and Paul Coulson, you will have a board that you can trust to put your best interests, and only your best interests, first. We will work diligently with one purpose in mind--to unlock the maximum shareholder value for all of the Company's shareholders.

Feel free to contact us.

    Lastly, given management's large shareholding, even if we achieve a majority of the votes cast by outside shareholders, the vote may be close and every single share will count--your votes could make all the difference. Given the short amount of time left before the annual meeting on May 17, we urge all shareholders to contact Ray French personally to discuss the issues. It is very important that we have your contact phone number, mailing address, the number of shares that you owned on the record date (March 29) and at which bank or brokerage you hold those shares. Unlike the Company in its recent conference call, we will be accessible for such conversations to all shareholders, no matter how large or small their stake in the company. Ray French can be contacted at (212) 582-0900 or (516) 924-1176. Or you can contact our proxy solicitors, Mackenzie Partners, at (212) 929-5239 (attention: Larry Dennedy).

    We are grateful to the shareholders who have already contacted us, and we look forward to hearing from those of you who have not yet called.


                                        Yours sincerely,


                                        Ray French
                                        Paul Coulson